Exhibit 10.76
September 9, 2008
Gary Sawka
3260 Whipple Road
Union City, California 94587

Re:	Offer of Employment
Dear Mr. Sawka:
Questcor Pharmaceuticals, Inc. (the “Company”) is pleased to offer you the position of Senior Vice President, Finance & Chief Financial Officer, a corporate officer on the terms described below. Should you accept our offer of employment, your start date will be on September 10, 2008.
You will report to Don Bailey, President and Chief Executive Officer. Your office will be located at our facility in Union City, California. Of course, the Company may change your reporting responsibilities, position, duties, and work location from time to time, as it deems necessary.
Your gross base compensation will be $260,000 per annum ($10,833.33 semi-monthly) less all amounts the Company is required to hold under applicable laws. You will be a participant in the annual employee incentive program for 2008. Your incentive bonus of up to 40% of earned base compensation will be based on the attainment of specific milestones during each calendar year. The milestones will be communicated to you in writing by Mr. Bailey following the start of your employment and will be updated annually as part of the performance review process. The Company will provide you with indemnification equivalent to that provided to other senior management and pursuant to the Company’s Directors and Officers insurance policies as in place from time to time. In addition, as soon as administratively practicable following the start of your employment, the Company will provide you with a change of control agreement commensurate with your position.
You will be eligible to participate in the Company’s various benefit plans including medical, dental and vision insurance, as well as Exec-U-Care, life, accidental death, disability insurance and supplemental benefits via AFLAC. You will accrue paid vacation at a rate of 15 days per calendar year following your first 90 days of employment. In addition, you will be paid for Company holiday’s effective with your date of hire.
You will also be eligible to participate in the Company’s 401(k) Plan, Section 529 College Savings Program and Employee Stock Purchase Plan. The eligibility requirements for these plans are explained in the Company’s Employee Handbook, and in the case of the Company’s 401(k) Plan, in the 401(k) Plan’s summary plan description. A copy of the Employee Handbook and the 401(k) Plan’s summary plan description will be provided to you. Please read them carefully. Of course, to the extent the provisions of the various plans are inconsistent with the provisions of the Employee Handbook or summary plan description, the plan provisions will control.

The position of Senior Vice President, Finance & Chief Financial Officer is full time, and you will therefore be expected to devote 100% of your working time, effort and abilities to the performance of your duties in this position. As you no doubt appreciate, as a Company employee, you will be expected to abide by Company rules and regulations, acknowledge in writing that you have read the Company’s Employee Handbook, sign and comply with the Company’s Standard Confidentiality Agreement which prohibits unauthorized use or disclosure of Company proprietary information as well as the Policy Against Insider Trading.
The Company’s management has in effect an equity incentive award plan to recognize the talent and skills our employees bring to the Company. Management has recommended, and the Board of Director’s have approved, that the Company grant to you an option under the Questcor Pharmaceuticals, Inc. 2006 Equity Incentive Award Plan (the “Plan”) to purchase 130,000 shares of the Common Stock of the Company. The options are intended to be incentive stock options to the extent permitted under Section 422 of the Internal Revenue Code. Consistent with the Company’s historical practice, the incentive stock options will have an exercise price equal to the closing stock price on the date immediately preceding the grant date and any non-qualified options will have an exercise price equal to the closing stock price on the grant date. One-fourth (1/4) of these shares will vest after twelve (12) months from your date of hire and thereafter the remaining shares will vest at the rate of 1/48th of the total grant on each monthly anniversary of your continued employment with the Company. The option will be subject to the terms and conditions of the Plan and your stock option agreement. Should your date of hire not occur on September 10, 2008, this option will be null and void.
In a separate agreement to be provided to you under separate cover, the Company will agree that upon a Change of Control of the Company, if your employment is terminated by the Company other than for “cause” (as defined in such agreement) or if you resign your employment upon 30 days’ prior written notice to the Company for “good reason” (as defined in such agreement) within twelve months of the Change of Control, one hundred percent (100%) of your unvested stock options will accelerate and become immediately vested and exercisable.
In the event (i) your employment is terminated by the Company other than (x) for Cause (as defined below) or (y) as a result of your disability, or (ii) you resign your employment upon 30 days’ prior written notice to the Company for Good Reason (as defined below), during your first three years of employment, you will receive severance compensation totaling Six (6) months of base salary. In the event (i) your employment is terminated by the Company other than (x) for Cause (as defined below) or (y) as a result of your disability, or (ii) you resign your employment upon 30 days’ prior written notice to the Company for Good Reason (as defined below), after your first three years of employment, you will receive severance compensation totaling Twelve (12) months of base salary.
As a condition to receiving severance compensation, you will need to execute a general release of claims against the Company and its officers, directors, agents and shareholders. Such general release will not include rights to vested options or claims for any compensation earned (including, without limitation, accrued vacation), or reimbursement of expenses incurred, through the date of termination. Severance compensation will be paid in accordance with normal payroll procedures. If you are reemployed at any time during the severance period, all further severance compensation payments shall immediately cease.

“Cause” will mean termination of your employment for any one or more of the following: (i) habitual or material neglect of your assigned duties (other than by reason of disability) or intentional refusal to perform your assigned duties (other than by reason of disability) which continues uncured for 30 days following receipt of written notice of such deficiency or “Cause” event from the Board of Directors, specifying in detail the scope and nature of the deficiency or the “Cause” event; (ii) an act of dishonesty intended to result in your gain or personal enrichment; (iii) personally engaging in illegal conduct which causes material harm to the reputation of the Company or its affiliates; (iv) committing a felony or gross misdemeanor directly relating to, an act of dishonesty or fraud against, or a misappropriation of property belonging to, the Company or its affiliates; (v) personally engaging in any act of moral turpitude that causes material harm to the reputation of the Company; (vi) intentionally breaching in any material respect the terms of any nondisclosure agreement with the Company; or (vii) commencement of employment with another Company while an employee of the Company without the prior consent of the Board of Directors. Any determination of “Cause” as used herein will be made only in good faith by the Board of Directors.
“Good Reason” will mean the removal of your title of Senior Vice President, Finance & Chief Financial Officer without your written consent; provided, however, that Good Reason shall not exist as a result of any reduction of your authority, duties or responsibilities so long as you retain the title of Senior Vice President, Finance & Chief Financial Officer of the Company.
This Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder.
The Company will review your performance in accordance with the Employee Handbook, to assess your accomplishment of milestones and goals, which the Company reasonably sets for you. The Company will consider whether and when you should receive increases in your compensation and benefits as described therein based on such accomplishments.
Employment with Questcor Pharmaceuticals, Inc. is “at will,” which means that your employment is not for a specific term and can be terminated by either you or by the Company at any time with or without cause and with or without advance notice. Any contrary representations of any kind which have or which may have been made to you are superseded by this offer. This at will provision can only be changed or revoked in a formal written contract signed by the Chairman of the Board and cannot be changed by any express or implied agreement based on statements, actions or omissions. Your eligibility for or participation in any benefit program or incentive stock option plan is not in any way a guarantee of continued employment for the vesting period or for any other specific period of time.

Any and all disputes connected with, relating to or arising from your employment with the Company will be settled by final and binding arbitration in accordance with the rules of the American Arbitration Association as presently in force. The only claims not covered by this Agreement are claims for benefits under the unemployment insurance or workers’ compensation laws. Any such arbitration will take place in Alameda County, California. The parties hereby incorporate into this agreement all of the arbitration provisions of Section 1283.05 of the California Code of Civil Procedure. The Company understands and agrees that it will bear the costs of the arbitration filing and hearing fees and the cost of the arbitrator. Each side will bear its own attorneys’ fees, and the arbitrator will not have authority to award attorneys’ fees unless a statutory section at issue in the dispute authorizes the award of attorneys’ fees to the prevailing party, in which case the arbitrator has authority to make such award as permitted by the statute in question. The arbitration shall be instead of any civil litigation; this means that you are waiving any right to a jury trial, and that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction.
As an employee of the Company, you will have access to certain confidential, proprietary information and trade secrets of the Company, and you may, during the course of your employment, develop certain information or inventions which will be the property of the Company. At all times during your employment, you agree to dedicate your undivided loyalty to the Company and to refrain from engaging in any other employment or outside business activity which may present a potential or actual conflict of interest without first obtaining the Company’s prior written approval. Consistent with the above, you will need to sign the Company’s Standard Confidentiality Agreement as a condition of employment. We also wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential, proprietary information, documents or trade secrets of any former employer or violate any obligations you may have to any former employer. You hereby represent that your commencement of employment with the Company will not violate any agreement currently in place between yourself and any other employer.
Questcor Pharmaceuticals, Inc. is making this offer based on your representations that you are not restricted by any agreements with your current or former employers from accepting this offer and working for the Company. If your current employer, or their successors-in-interest, claim that the Company’s employment of you is in breach of any such agreement, Questcor Pharmaceuticals, Inc. may immediately terminate your employment. The Company does not undertake to defend or indemnify you against any such claims by your former employers, or their successors-in-interest, and you agree to indemnify the Company against all such claims.
This offer letter, the Employee Handbook and Standard Confidentiality Agreement set forth the entire agreement between you and the Company. Once signed by you, it will become a legally binding contract and will supersede all prior discussions, promises, and negotiations. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written, express or implied. Any additions or modifications of these terms would have to be in writing and signed by you and the Company’s President. Furthermore, as required by federal immigration laws, the Company’s offer is subject to satisfactory proof of your right to work in the United States no later than three days after the commencement of your employment.

Please sign and date this letter, and return it to me as soon as possible. This offer terminates if it is not signed and delivered to me by 11:00 a.m. PDT on September 10, 2008. A facsimile copy will suffice for this purpose, so long as an original signature is delivered when you commence employment. The confidential Human Resources facsimile number is (510) 405-8581.
Gary, we are very pleased you are considering taking on this critical role. We look forward to you accepting our offer of employment and anticipate a productive and enjoyable work relationship.
Sincerely,
/s/ Don Bailey
Don Bailey
President & Chief Executive Officer
I hereby acknowledge that I have read the foregoing letter and agree to be bound by all of its terms and conditions:

/s/ Gary Sawka Gary Sawka

9-10-08 Date